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                                                                   Exhibit 10.38

                               AMENDMENT NO. 1 TO
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amendment No. 1 is made as of August 13, 2002, by and between Mercury Air Group, Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Mr. Joseph A. Czyzyk (hereinafter referred to as "Employee").

      WHEREAS, Employer and Employee entered into that certain Amended and Restated Employment Agreement dated May 22, 2002 (as amended, the "Employment Agreement"); and

      WHEREAS, Employer and Employee wish to amend the Employment Agreement to reflect the wishes of the Compensation Committee of Employer and amend (I) Paragraph Eleventh section (a) Rights Following Termination Without Cause , (ii) Paragraph Twelfth section (b) Rights Following Voluntary Termination After a Change of Control and (iii) Paragraph Thirteenth Death During Employment both in their entirety;

      NOW, THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:

      Eleventh: Termination Without Cause

            (a) Rights Following Termination Without Cause. Should Employee be discharged by Employer at any time during the term of this Agreement except as provided in Article Tenth, Employer hereby agrees to: (i) pay Employee within thirty (30) days from such discharge the Base Compensation that would otherwise be paid to him over the remaining term of this Agreement; and (ii) Employer shall pay to Employee a pro rated bonus for the portion of the fiscal year during which he was employed prior to such termination. For purposes of the foregoing pro ration, the bonus for the fiscal year in which the termination occurs shall be calculated in accordance with the terms of and on the schedule set forth in Article Third of this Agreement. Following such calculation, the bonus for the total fiscal year shall be multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year of termination during which Employee was employed by Employer, and the denominator of which shall be 365. The result of such calculation shall determine the pro rated bonus paid to Employee

      Twelfth : Rights to Voluntary Termination by Employee

            (b) Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Employee pursuant paragraph (a) of this Article Twelfth, Employee shall be entitled to be paid by Employer within thirty (30) days of such termination by Employee, the entire balance of his Base Compensation remaining to be paid to Employee over the full remaining term of this Agreement.

      Thirteenth: Death During Employment

            If Employee dies during the term of this Agreement, Employer shall pay to


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      the estate of Employee the Base Compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs. In addition, Employer shall maintain a life insurance policy or policies providing Ten Million Dollars ($10,000,000) in death benefits payable to Employee's estate or other designated beneficiary. Employee shall be entitled to and the owner of the cash surrender value of all such insurance policies in excess of the premiums paid by Employer (if any). Notwithstanding any other provision of this Agreement, following any termination of Employee's employment with Employer: (a) Employer shall cease paying the premiums on any such life insurance policy and shall be entitled to withdraw (or be paid by Employee in the form of a set-off against any severance payments due or otherwise) its portion of the cash surrender value of the life insurance policies; and (b) Employee shall be entitled, in his discretion, to continue such policies for his benefit by payment of the premiums and shall be entitled to the full cash surrender value of such policies following withdrawal or repayment of Employer's interest in the cash surrender value. Employee and Employer will execute such assignments as are necessary to reflect this allocation of the death and cash surrender values of any life insurance policies paid for by Employer on the life of Employee.

      All other terms and conditions of the Employment Agreement remain unchanged and in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                   MERCURY AIR GROUP, INC.


                                   Dr. Phillip J. Fagan, Chairman of the Board


                                   Joseph A. Czyzyk, Individually